Exhibit 10.3

AMENDMENT NO. 1 TO

THE EMPLOYMENT AGREEMENT

Between

Recro Pharma, Inc.

and

[                    ]

WHEREAS, Recro Pharma, Inc. (the “Company”) has employed [                    ] (“Executive”) as its President and Chief Executive Officer, pursuant to the terms of an Employment Agreement dated October 8, 2013, and effective March 12, 2014 (“Employment Agreement”); and

WHEREAS, the parties wish to modify the Employment Agreement to more accurately reflect current circumstances.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective as of December 17, 2014:

1. Section 10(a)(v) of the Employment Agreement is amended in its entirety to read as follows:

“By Executive upon a Change of Control. Executive may terminate this Agreement at any time during the twelve (12) months following a Change of Control, if during such twelve-month period the Company and/or its successor (a) materially and adversely changes the status, responsibilities or perquisites of Executive, or (b) requires Executive to be principally based at any office or location more than fifty (50) miles from Executive’s principal office immediately prior to the Change of Control. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred upon the happening of any of the following events: (i) the consummation of a plan of dissolution or liquidation of the Company; (ii) the consummation of the sale or disposition of all or substantially all of the assets of the Company; (iii) the consummation of a merger, consolidation or other shareholder-approved fundamental business transaction in which the Company is a participant with another entity where the stockholders of the Company, immediately prior to the referenced transaction, will not beneficially own, immediately after the referenced transaction, shares or other equity interests entitling such stockholders to more than 50% of all votes to which all equityholders of the surviving entity would be entitled in the election of directors; (iv) the date any entity, person or group, (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended), (other than (A) the Company or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (B) any person who, on the date the Plan is effective, is the beneficial owner of outstanding securities of the Company), shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the outstanding shares of the Common Stock; or (v) the first day after the date hereof when directors are elected such that a majority of the Board shall have been members of the Board for less than twenty-four (24) months, unless the nomination for election of each new director who was not a director at the beginning of such twenty-four (24) month period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.”

2. Section 10(b) of the Employment Agreement is amended in its entirety to read as follows:

“Severance.

(i) In the event of termination of Executive’s employment by reason of death, the Company shall pay to Executive’s estate Executive’s Base Salary, in accordance with its normal payroll practices (but not less frequently than monthly), for a period of twelve (12) months from the effective date of such termination, and continue health benefits, if applicable, for the same period.

(ii) In the event of a nonrenewal or termination by the Company pursuant to Section 2 or Section 10(a)(iii), or if Executive terminates this Agreement during the twelve (12) months after a Change of Control pursuant to Section 10(a)(v), the Company shall continue to pay Executive his/her Base Salary, in accordance with its normal payroll practices (but not less frequently than monthly), and shall continue Executive’s health insurance benefits at Company’s expense (or such portion thereof as is then funded by the Company for other employees of the Company) for a period of twelve (12) months from the effective date of such termination.

(iii) Except as expressly provided in this Section 10(b), upon the termination of Executive’s employment, all payments hereunder shall cease except payments of Base Salary and reimbursement of expenses through the effective date of such termination.”

3. The Employment Agreement is amended to add a new Section 11 (and renumber existing Sections 11 and 12 sequentially) as follows:

“Parachute Payment.

(a) If any payment or benefit the Executive would receive under this Agreement or otherwise in connection with a Change in Control, as defined herein (the “Total Payments”) would (i) constitute a “Parachute Payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Total Payment shall be equal to the Reduced Amount. The “ Reduced Amount” shall be either (x) the largest portion of the Total Payment that would result in no portion of the Total Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total of the Total Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greatest economic benefit notwithstanding that all or some portion of the Total Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting Parachute Payments is necessary so that the Total Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for the Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

(b) In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount (as determined pursuant to clause (x) in the preceding paragraph) is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Total Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined in accordance with clause (y) in the preceding paragraph, Executive will have no obligation to return any portion of the Total Payment pursuant to the preceding sentence. Unless Executive and the Company agree on an alternative accounting or law firm, the accounting firm then engaged by the Company for general tax compliance purposes shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting, law or consulting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting, law or consulting firm required to be made hereunder.

(c) The Company shall use commercially reasonable efforts such that the accounting, law or consulting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a Total Payment is triggered (if requested at that time by the Executive or the Company) or such other time as requested by the Executive or the Company.”

(signatures on next page)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

COMPANY:

RECRO PHARMA, INC.

By:
Name:
Title:

EXECUTIVE:

[Signature Page to Amendment No. 1 to Employment Agreement]